Exhibit 23.3

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in this Registration Statement on Form S-3 of our report dated February 12, 2019, relating to the consolidated financial statements and financial statement schedule of Blackstone Mortgage Trust, Inc., and the effectiveness of Blackstone Mortgage Trust, Inc.’s internal control over financial reporting, appearing in the Annual Report on Form 10-K of Blackstone Mortgage Trust, Inc. for the year ended December 31, 2018, and to the reference to us under the heading “Experts” in the Prospectus, which is a part of the Registration Statement.

/s/ Deloitte & Touche LLP

New York, New York

July 26, 2019